UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 16, 2023

SUNWORKS, INC.

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-36868	01-0592299
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Freedom Blvd, Provo, UT	84604
(Address of Principal Executive Offices)	(Zip Code)

(385) 497-6955

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001	SUNW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Gaylon Morris as Director and Chief Executive Officer

On October 16, 2023, Gaylon Morris submitted to the Board of Directors (the “Board”) of Sunworks, Inc. (the “Company”) his resignation from his position as Chief Executive Officer and director of the Company, effective October 16, 2023.

Appointment of Mark Trout as Director and Chief Executive Officer

Effective October 16, 2023, the remaining Board appointed Mark Trout, age 59, who was the Group CEO of Solcius, the Company’s wholly owned residential solar business, as the Company’s Chief Executive Officer and as a member of the Board. Mr. Trout has more than 35 years of senior commercial, development and operational experience, including deep sector expertise within the residential solar and advanced technologies industries. Prior to joining the Company, Mr. Trout recently served as President of WeLink Communications, a residential internet service provider. Previously, he served as Chief Technology Officer for both Sunrun and Vivint Solar, where he led the implementation and execution of all IT and Product Technology initiatives, including solar product innovation. Earlier in his career, he served as Chief Transformation Officer at eBay, where he led transformation of the product development, professional services, and SaaS hosting operations for the Enterprise Business Unit. For more than 25 years, he served in a variety of senior level roles at Accenture, culminating in his appointment to Senior Managing Partner and High Technology Industry Group Head at the firm.

Pursuant to an employment agreement (the “Employment Agreement”) effective as of October 16, 2023, the Company and Mr. Trout agreed, among other things, to the following:

●	Salary. Mr. Trout will be paid a base salary of four hundred seventy-five thousand dollars ($475,000).

●	Annual Bonus. For each year of Mr. Trout’s employment, Mr. Trout will be eligible to receive an annual bonus of up to 200% of his base salary, subject to the discretion of the Board; provided, however, the annual bonuses associated with fiscal years 2023 and 2024 will have a floor of 50% of Mr. Trout’s base salary as of the corresponding year.

●	Initial RSU Grants. The Company will grant Mr. Trout (a) restricted stock units of common stock shares valued at $150,000, which will immediately vest, and (b) restricted stock units of common shares valued at $500,000, which shall vest in thirty-six equal monthly installments, as long as Mr. Trout is employed by the Company on the vesting date.

●	Additional RSU Grants. On each anniversary of the effective date of Mr. Trout’s Employment Agreement, Mr. Trout will be eligible to receive additional restricted stock unit grants of common stock for a number of shares to be determined by the Board, in its discretion, based on the Mr. Trout’s performance during the prior year, up to $500,000 divided by the market price for the common stock on the date of the grant, which shall vest on the date that the Compensation Committee and the Board approve such grant. Additionally, on each anniversary of the effective date of the Employment Agreement, Mr. Trout will receive a restricted stock grant of common stock for a number of shares equal to $500,000 divided by the market price for the common stock on the corresponding anniversary date, which shall vest in thirty-six equal monthly installments, as long as Mr. Trout is employed by the Company on the vesting date.

If Mr. Trout’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or if the Company enters into a Change of Control transaction (as defined in the Employment Agreement), Mr. Trout will receive a lump sum severance payment equal to Mr. Trout’s then current monthly base salary multiplied by 12.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full and complete text of the Employment Agreement, which is filed hereto as Exhibit 10.1.

In addition, Mr. Trout executed the Company’s standard form of indemnification agreement.

Mr. Trout does not have a family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Trout and any other persons pursuant to which he was selected as a director, and there are no transactions in which he has an interest requiring disclosure under Item 404(a) of Regulation S-K.

On October 18, 2023, the Company released a press release to disclose Mr. Trout’s appointment as Chief Executive Officer and director, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated October 16, 2023 between Sunworks, Inc. and Mark Trout.
99.1	Press release of Sunworks, Inc. dated October 18, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNWORKS, INC.

Date: October 18, 2023	By:	/s/ Pat McCullough
Pat McCullough
Director and Chairman of the Board